Exhibit 99.1

Samos Energy Acquisition Corporation Announces Pricing of Initial Public Offering

NEW YORK—July 10, 2026—Samos Energy Acquisition Corporation (the “Company”) announced today the pricing of its initial public offering (“IPO”) of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SAMO.U” beginning on July 10, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “SAMO” and “SAMO.WS,” respectively.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the proposed offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the IPO price.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, NY 10022, or by email at prospectus@cantor.com or by visiting the SEC’s website at www.sec.gov.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Samos Energy Acquisition Corporation

Samos Energy Acquisition Corporation was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Company intends to focus its search for a target business with significant international energy assets that are operational and cash generative. The Company is sponsored by Samos Energy Acquisition Sponsor, LP, which is affiliated with Samos Investments LLC (“Samos Energy”), a special situations investor in traditional energy assets pursuing asset acquisitions and financings across the energy system.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Jacques Tohme, Chief Executive Officer

Email: spac@samosenergy.com

Phone: 212-329-9903